Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

Amtech Systems, Inc. (“Amtech,” “we,” “our” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is based upon our Amended and Restated Articles of Incorporation, as amended through February 6, 2012 (the “Articles of Incorporation”) and our Amended and Restated Bylaws, as amended (the “Bylaws”). The summary is not complete and is qualified by reference to our Articles of Incorporation and our Bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Arizona Revised Statutes for additional information.

Authorized Shares of Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value, and 100,000,000 shares of preferred stock. As of December 1, 2023, there were 14,190,977 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The outstanding shares of our common stock are duly authorized, validly issued, fully paid, and nonassessable.

Listing

Our common stock trades on the Nasdaq Global Select Market, under the symbol “ASYS.”

Voting Rights

Each outstanding share of our common stock is entitled to one vote per share of record on all matters submitted to a vote of shareholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At a meeting of shareholders at which a quorum is present, all questions other than the contested election of directors shall be decided by determining if the votes cast by shareholders favoring the action exceed the votes casts by shareholders opposing the action, without regard to abstentions, unless the matter is one upon which a different vote is required by express provision of Arizona law, the NASDAQ or our articles of incorporation or bylaws. Directors, in a contested election, will be elected by a plurality of the votes of the shares present at a meeting. Holders of shares of common stock have cumulative voting rights with respect to the election of directors.

Dividend Rights

Holders of our common stock are entitled to receive dividends or other distributions when, as and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock and the availability of sufficient funds under Arizona law to pay dividends.

Preemptive Rights

The holders of our common stock do not have preemptive rights to purchase or subscribe for any of our capital stock or other securities.

Redemption

The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, subject to the rights, if any, of the holders of other classes of our capital stock, the holders of shares of our common stock are entitled to receive any of our assets available for distribution to our shareholders ratably in proportion to the number of shares held by them.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, P.O. Box 43006, Providence, RI 02940-3006.

Certain Provisions of Arizona Law and The Company’s Articles of Incorporation and Bylaws

Certain provisions of our articles of incorporation and bylaws and Arizona law could make our acquisition by a third party, a change in our incumbent management or a similar change in control more difficult, including:

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an acquisition of us by means of a tender or exchange offer;
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an acquisition of us by means of a proxy contest or otherwise; or
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the removal of a majority or all of our incumbent officers and directors.

These provisions, which are summarized below, are likely to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that these provisions help to protect our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that this benefit outweighs the potential disadvantages of discouraging such a proposal because our ability to negotiate with the proponent could result in an improvement of the terms of the proposal. The existence of these provisions which are described below could limit the price that investors might otherwise pay in the future for our securities. This description is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws, as well as Arizona law.

Articles of Incorporation, Bylaws and Arizona Law

Authorized But Unissued Capital Stock. We have shares of common stock and preferred stock available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of the NASDAQ. We may utilize these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in the Company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue preferred stock, the issuance could adversely affect the likelihood that such holders will receive dividend payments and payments upon liquidation.

Blank Check Preferred Stock. Our board of directors, without shareholder approval, has the authority under our articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could impair the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult.

Number of Directors; Removal; Filling Vacancies. Our articles of incorporation provide that the number of directors shall be fixed by the bylaws which our board of directors can amend without shareholder approval. Our bylaws default to Arizona law with respect to the removal of directors. Arizona law provides that directors may be removed with or without cause where the votes cast by shareholders opposing the action would not be sufficient to elect the director under cumulative voting. A vote to remove one or more directors must be taken at a shareholder’s meeting at which a quorum is present where one of the purposes of the meeting is to remove one or more directors. A director cannot be removed by written consent of shareholders unless written consents are obtained from the holders of all the outstanding shares entitled to vote on the removal of the director. Our bylaws provide that vacancies on our board of directors may be filled by a majority vote of the remaining directors, though not less than a quorum. Arizona law also provides that shareholders may fill any vacancy on our board of directors.

Shareholder Meetings and Action. Our bylaws provide that shareholder meetings can only be called by the Chairman of the Board, the Chief Executive Officer or the Secretary at the request of a majority of the board of directors. Shareholders are specifically denied the right to call special meetings. Our bylaws also provide that the business of special meetings of shareholders shall be confined to the purposes stated in the notice of the meeting. These provisions may discourage another person or entity from making a tender offer, unless it acquired a majority of our outstanding voting stock, because the person or entity could only take action at a duly called shareholders’ meeting relating to the business specified in the notice of meeting and not by written consent. Arizona law provides that shareholders may act outside of a meeting if one or more written consents describing the action taken are signed by the holders of outstanding shares having one hundred percent (100%) of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted.

Anti-Takeover Effects of Various Provisions of Arizona Law

Arizona Revised Statutes (“ARS”) Sections 10-2701 et seq. were adopted by the Arizona legislature in an attempt to prevent corporate “greenmail” and restrict the ability of a potential suitor to acquire domestic corporations. These statutes generally apply to business combinations or control share acquisitions of “issuing public corporations,” which defined term includes Amtech. The provisions summarized below could discourage, deter, delay or impede a tender offer or other attempt to acquire control of Amtech.

Arizona Business Combination Statute. The Arizona business combination statute would limit our ability to engage in Business Combinations with Interested Shareholders (each as defined below).

Business Combination” means any (A) merger or consolidation of Amtech or any subsidiary of Amtech with an Interested Shareholder, (B) exchange of shares of the Amtech’s common stock or any subsidiary for shares of an Interested Shareholder, or (C) sale, lease, transfer or other disposition to or with an Interested Shareholder of 10% or more of the consolidated assets of Amtech.

Interested Shareholder” means any person other than Amtech or a subsidiary of Amtech that is either (A) a direct or indirect beneficial owner of 10% or more of the voting power of the outstanding common stock of Amtech or (B) an affiliate of Amtech who at any time during the three years immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding common stock of Amtech.

Share Acquisition Date” means the date that a person first becomes an Interested Shareholder of Amtech.

Business Combinations within Three Years After Share Acquisition Date. For three years after an Interested Shareholder’s Share Acquisition Date, Amtech may not directly or indirectly engage in any Business Combination with an Interested Shareholder or any affiliate of an Interested Shareholder unless, before the Interested Shareholder’s Share Acquisition Date, a committee of disinterested directors approved either:

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the Business Combination; or
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the acquisition of common stock made by the Interested Shareholder on the Interested Shareholder’s Share Acquisition Date.

Business Combinations More Than Three Years After Share Acquisition Date. If a committee of disinterested directors has not approved the Business Combination or the acquisition of common stock as provided above, Amtech may not directly or indirectly engage in any Business Combination with an Interested Shareholder or any affiliate of an Interested Shareholder unless:

• the Business Combination is consummated no earlier than three years after the Interested Shareholder’s Share Acquisition Date, and before the Share Acquisition Date, Amtech’s Board of Directors approved either

o the Business Combination; or

o the acquisition of common stock made by the Interested Shareholder on the Share Acquisition Date;

• the Business Combination is approved no earlier than three years after the Interested Shareholder’s Share Acquisition Date by the affirmative vote of a majority of the outstanding voting shares of the common stock of Amtech (excluding shares of common stock beneficially owned by the Interested Shareholder or any affiliate thereof); or

• the Business Combination is consummated no earlier than three years after the Interested Shareholder’s Share Acquisition Date and meets certain specified conditions designed to ensure against discriminatory pricing.

Arizona Control Share Acquisition Statute. The Arizona control share acquisition statute would limit the voting rights of a person who acquires shares of Amtech under certain circumstances in a control share acquisition (as defined below).

Control Share Acquisition means an acquisition, directly or indirectly (in one or more transactions within 120 days or pursuant to a plan), by a person of beneficial ownership of shares of common stock of Amtech that would, but for the limitations in the control share acquisition statute, entitle the acquiring person to exercise a new range of voting power within the following specified ranges: (A) at least 20% but less than 33-1/3%, (B) at least 33-1/3% but less than or equal to 50% and (C) over 50%.

Within ten days after a Control Share Acquisition, the acquiring person must deliver to the corporation an information statement specifying, among other things, the range of voting power in the election of directors that, but for the limitations in the statute, the acquiring person believes would result from the Control Share Acquisition. At the time of delivery of the information statement, the acquiring person may request that a special meeting of shareholders be called to consider the voting rights of “excess” shares (referred to below).

To the extent that shares of common stock of Amtech acquired in a Control Share Acquisition exceed the threshold of voting power of any of the next specified range of voting power, such “excess” shares will have the same voting rights as other shares of common stock for election of directors but will not have the right to vote on other matters unless approved by a shareholder resolution at an annual or special meeting. Such resolution must be approved by the affirmative vote of a majority of the outstanding voting shares of common stock (excluding shares owned by the acquiring person, its affiliates or any officer or director of Amtech).

The status of voting rights of “excess” shares is not required to be presented for consideration at any meeting of shareholders unless, at the time of delivery of the information statement referred to above, the acquiring person has entered into a definitive financing agreement for any financing of the acquisition not to be provided by monies of the acquiring person.

If an acquiring person fails to deliver the required information statement within ten days after a Control Share Acquisition or if the Companies’ shareholders have voted not to accord voting rights to an acquiring person’s “excess” shares referred to above, then Amtech may call for the redemption of such “excess” shares at the fair market value of those shares at the time the call for redemption is given.

Limitation of Liability and Indemnification

Pursuant to Amtech’s articles of incorporation, Amtech shall indemnify any and all of its existing and former directors, officers, employees and agents against all expenses incurred by them and each of them, including, but not limited to legal fees, judgments, penalties and amounts paid in settlement or compromise, which may arise or be incurred, rendered, or levied in any legal action brought or threatened against any of them for or on account of any action or omission alleged to have been committed while acting within the scope of employment as director, officer, employee or agent of the Company, whether or not any action is or has been filed against them and whether or not any settlement or compromise is approved by a court, indemnification shall be made by the Company whether the legal action brought or threatened is by or in the right of the Company or by any other person. Whenever any existing or former director, officer, employee, or agent shall report to the President of the Company or the chairman of the board of directors that he or she has incurred or may incur expenses, including, but not limited to, legal fees, judgments, penalties and amounts paid in settlement or compromise in a legal action brought or threatened against him or her for or on account of any action or omission alleged to have been committed by him or her while acting within the scope of his or her employment as a director, officer, employee or agent of the Company, the board of directors shall, at its next regular or at a special meeting held within a reasonable time thereafter, determine in good faith, whether in regard to the matter involved in the action or contemplated action, such person acted, failed to act, or refused to act willfully or with gross negligence or with fraudulent or criminal intent. If the board of directors determines, in good faith, that such person did not act, fail to act, or refuse to act willfully or with gross negligence or with fraudulent or criminal intent, in regard to the matter involved in the action or contemplated action, such person acted, failed to act, or refused to act willfully or with gross negligence or with fraudulent criminal intent, indemnification shall be mandatory and shall be automatically extended as specified herein; provided, that the Company shall have the right to refuse indemnification in any instance in which the person to whom indemnification would otherwise have been applicable shall have unreasonably refused to permit the Company, at its own expense and through counsel of its own choosing, to defend him or her in the action.

Section 10-851 of Arizona’s Revised Statutes enables a corporation to eliminate or limit personal liability of members of its board of directors for violations of their fiduciary duty of care. However, Arizona law does not permit the elimination of a director’s or officer’s liability: (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; and (ii) in connection with any other proceeding charging improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Amtech pursuant to the foregoing provision, Amtech has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.